April 5, 1996





Emisphere Technologies, Inc.
15 Skyline Drive
Hawthorne, New York   10532

Dear Sirs:

     Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Emisphere Technologies, Inc. (the "Company"), relating to an aggregate of 1,093,500 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), of which (i) 1,000,000 shares are being offered by the Company and
(ii) 93,500 shares are to be offered from time to time by the selling shareholders designated in the Registration Statement.

     As counsel to the Company, I have examined such corporate records and other documents and have considered such questions of law as I have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that, in my opinion, the Shares will when sold be legally issued, fully paid and non-assessable.

     I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                        Very truly yours,



                                        M. Warren Browne